Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp’s Net Earnings Soar Over 100%
With Assets Exceeding $265 Million

Rancho Cucamonga, CA. (July 10, 2002) — Vineyard National Bancorp (NASDAQ:VNBC), and its operating subsidiary Vineyard Bank, today reported net earnings for the quarter ended June 30, 2002 of $754,000, or $0.30 per diluted share, compared with net earnings of $365,000 or $0.17 per diluted share for the similar quarter ended in 2001, or an increase of 107%. The net earnings for the second quarter of 2002 under-states the significant improvement in operating performance over the same period in 2001. Operating income before loan loss provisions and income taxes in the second quarter of 2002 was $1,588,000, as compared to $304,000 for the second quarter of 2001, or an improvement of over 420%. Net earnings for the second quarter of 2002 produced an annualized return on average equity of 26.3% for the period.

For the six months ended June 30, 2002, net earnings were $1,108,000, or $0.45 per diluted share, compared with earnings of $631,000 or $0.31 per diluted share for the similar six month period in 2001, or an increase in net earnings of 76%. Operating income before loan loss provisions and income taxes for the six months ended June 30, 2002, was $2,369,000, as compared to $570,000 for the same period in 2001, or an improvement of over 315%. Net earnings for the first six months of 2002 produced an annualized return on average equity of 19.6% for the period.

For the quarter ended June 30, 2002, the Company’s net interest income before its provision for estimated credit losses increased by $1,227,000, or 64% as compared with the same period in 2001. Other operating income for the second quarter of 2002 increased by $197,000, or 41% as compared to the same period in 2001. Total net revenues (net interest income and other operating income) for the second quarter of 2002 increased by $1,424,000 or 60% as compared to the same period in 2001.

For the six months ended June 30, 2002, total assets increased by $76.8 million, or 40%, to $268.1 million over year-end 2001 results. The Company’s growth in its loan portfolio produced an increase of $56.4 million or 41% for the six months ended June 30, 2002, bringing gross loans outstanding to $194.0 million as compared to the prior year-end 2001’s level of $137.6 million.

The Company augmented its liquidity position by increasing its investment portfolio by $14.9 million during the first six months of 2002, to an amount of $51.7 million. These liquid assets are further available to support the Company’s lending initiatives. During the second quarter of 2002, the Company also increased its liquidity line of credit with the Federal Home Loan Bank of San Francisco to an amount equal to 20% of the Company’s total assets. At June 30, 2002, the Company had outstanding $31.5 million in FHLB advances to support its operations.

For the six months ended June 30, 2002, total deposits increased by $46.4 million, or 29%, to $205.9 million at June 30, 2002, compared to year-end 2001’s level of $159.4 million. During this period of deposit growth, supported principally from the Bank’s six community banking centers, the average cost of deposit funds actually decreased from year end 2001 levels to approximately 2.0%. The Company continues to focus on acquiring local depository relationships through targeted efforts by its personnel and marketing campaigns.

The Company’s has been operating under a new Strategic Plan for the past six quarters, with continued emphasis on building specialty lines of business to compliment its community and business banking operations. The Company has grown by approximately 140% in assets, 150% in loans and 110% in deposits during this period. Vineyard Bank’s capital position of approximately $24 million continues to increase through its operations, with capital ratios far in excess of regulatory minimums to be considered “well capitalized.”

“The Company’s operating results for the second period of 2002 are reflective of the efforts of a dynamic team of Vineyard employees fully focused on bringing to our bank a growing family of quality relationships. Together with the support of the Company’s Board of Directors and many of its shareholders, we have positioned ourselves to further expand our efforts in the Inland Empire and through additional specialty lines of business,” stated Norman Morales, President and Chief Executive Officer.

Total operating expenses for the second quarter of 2002 increased by $140,000 or 7% over the same period in 2001. The Company made significant investments into its infrastructure during 2001, principally in personnel and marketing. Those same increases should be more modest in 2002, and principally focused in supporting the Company’s growth initiatives while providing for adequate risk management and systems support. Salaries and benefits represent the largest category, representing $954,000 in expenses as compared to total operating expenses of $2.2 million, or 43% of the total amount, for the second quarter of 2002. The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 58% for the quarter ended June 30, 2002 as compared with 87% for the same period in 2001.

The Company’s continued growth of its loan portfolio necessitated a provision for possible loan losses in the amount of $335,000 for the second quarter of 2002, compared to a provision of $300,000 in the same period for 2001. This increased the allowance for possible loan losses to $2.08 million, or 1.07% of gross loans outstanding at June 30, 2002. Asset quality remains strong, with the Company reporting only one secured, non-performing loan for approximately $100,000 and no other real estate owned through foreclosure at June 30, 2002. Net charge-offs for the second quarter were approximately $90,000, and $102,000 for the six months ended June 30, 2002.

The Company recorded a normalized income tax provision for the second quarter of 2002 in the amount of $499,000, as compared with an income tax credit of $361,000 for the same period in 2001. During the first six months of 2001, the Company benefited from the release of a valuation reserve associated with a previously established deferred income tax asset. The impact of this benefit effectively neutralized the current tax liability for 2001.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, in addition to a loan production office in Manhattan Beach. Shares of the Company’s common stock are traded on the NASDAQ under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Administration Office

9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (909) 945-2975